EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-86614, 33-55904, 333-43670, 333-86840, and 333-111293 on Form S-8 of LoJack Corporation of our report dated March 18, 2004, appearing in and incorporated by reference in this Annual Report on Form 10-K of LoJack Corporation for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 26, 2004